Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
DATED AS OF FEBRUARY 19, 2007
BY AND AMONG
SIRIUS SATELLITE RADIO INC.
VERNON MERGER CORPORATION
AND
XM SATELLITE RADIO HOLDINGS INC.

		Page

ARTICLE I
The Merger
1.1	Effective Time of Merger	1
1.2	Closing	1
1.3	Effects of the Merger	1
1.4	Certificate of Incorporation	1
1.5	By-Laws	1
1.6	Officers and Directors of Surviving Corporation	1

ARTICLE II
Effects of the Merger
2.1	Effect on Capital Stock	2
2.2	Surrender and Payment	3
2.3	Fractional Shares	4
2.4	Lost, Stolen or Destroyed Certificates	5
2.5	Options and Other XM Stock Awards	5
2.6	XM Warrants	6

ARTICLE III
Representations and Warranties
3.1	Representations and Warranties of XM	6
3.2	Representations and Warranties of Sirius	14

ARTICLE IV
Covenants Relating to Conduct of Business
4.1	Covenants of XM	21
4.2	Covenants of Sirius	24
4.3	Advice of Changes; Government Filings	26
4.4	Control of Other Party’s Business	27

ARTICLE V
Additional Agreements
5.1	Preparation of Proxy Statement; Stockholders Meetings	27
5.2	Access to Information; Confidentiality	29
5.3	Reasonable Best Efforts	29
5.4	Acquisition Proposals	31
5.5	Affiliates	33
5.6	Stock Exchange Listing	33
5.7	Employee Benefit Plans	33
5.8	Section 16 Matters	33
5.9	Fees and Expenses	33
5.10	Governance	34
5.11	Indemnification; Directors’ and Officers’ Insurance	34
5.12	Public Announcements	35
5.13	Additional Agreements	35

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ARTICLE VI
Conditions Precedent
6.1	Conditions to Each Party’s Obligation To Effect the Merger	36
6.2	Conditions to Obligations of Sirius	36
6.3	Conditions to Obligations of XM	37

ARTICLE VII
Termination and Amendment
7.1	Termination	37
7.2	Effect of Termination	38
7.3	Amendment	40
7.4	Extension; Waiver	40
7.5	Alternative Structure	40

ARTICLE VIII
General Provisions
8.1	Non-survival of Representations, Warranties and Agreements	40
8.2	Notices	40
8.3	Interpretation	41
8.4	Counterparts	41
8.5	Entire Agreement; No Third Party Beneficiaries	42
8.6	Governing Law	42
8.7	Severability	42
8.8	Assignment	42
8.9	Submission to Jurisdiction	42
8.10	Enforcement	42
8.11	WAIVER OF JURY TRIAL	42

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	31
Acquisitions	22
Agreement	1
Applicable Antitrust Laws	9
Benefit Plans	11
Canadian Competition Act	9
Certificate of Merger	1
Certificates	3
Change in Recommendation	31
Change in Sirius Recommendation	29
Change in XM Recommendation	28
Closing	1
Closing Date	1
Code	1
Common Exchange Ratio	2
Common Merger Consideration	2
Communications Laws	10
Confidentiality Agreement	29
Constituent Corporations	1
Converted Equity Awards	5
Converted Option	5
Converted Stock Awards	5
Converted Warrant	6
CRTC	9
Deadlock	34
Designated Directors	34
DGCL	1
Effective Time	1
Environmental Claim	13
Environmental Laws	13
Environmental Permits	13
ERISA	11
ESPP	8
Exchange Act	9
Exchange Agent	3
FCC	9
Form S-4	27
Governmental Entity	9
HSR Act	9
Independent Director	34
Infringe	13
Injunction	36
Insiders	33

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Intellectual Property	13
J.P. Morgan	14
Joint Proxy Statement/Prospectus	27
material	7
material adverse effect	7
Merger	1
Merger Co.	1
Merger Consideration	3
Morgan Stanley	21
NASDAQ	9
Notice of Recommendation Change	31
Occurrence	31
Person	4
Preferred Exchange Ratio	2
Preferred Merger Consideration	2
Public Proposal	39
Qualifying Amendment	28
Required Sirius Votes	19
Required Stockholder Votes	19
Required Stockholders Meetings	28
Required XM Vote	12
Requisite Regulatory Approvals	36
Rights	7
Rights Agreement	7
SEC	6
Section 16 Information	33
Securities Act	8
Significant Subsidiary	6
Sirius	1
Sirius Benefit Plans	18
Sirius Board Approval	19
Sirius Charter Amendment	16
Sirius Common Stock	2
Sirius Contracts	18
Sirius Disclosure Schedule	14
Sirius Election Date	31
Sirius ERISA Affiliate	19
Sirius Financial Statements	17
Sirius Intellectual Property	20
Sirius Mirror Preferred Stock	2
Sirius Permits	17
Sirius Permitted Liens	20
Sirius Preferred Stock	15
Sirius Recommendation	19

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Sirius SEC Documents	16
Sirius Share Issuance	16
Sirius Stock Awards	15
Sirius Stockholders Meeting	28
Sirius Termination Fee	39
Sirius Warrants	15
Subsidiary	6
Successor	34
Superior Proposal	33
Surviving Corporation	1
tax	11
taxable	11
taxes	11
U.S.	4
Violation	9
Voting Debt	8
XM	1
XM Benefit Plan	11
XM Board Approval	12
XM Class C Common Stock	7
XM Common Stock	2
XM Contracts	11
XM Disclosure Schedule	6
XM Election Date	31
XM ERISA Affiliate	12
XM Financial Statements	9
XM Indemnified Parties	34
XM Intellectual Property	13
XM Merger Stock	2
XM Option	5
XM Permits	10
XM Permitted Liens	13
XM Preferred Stock	7
XM Recommendation	12
XM SEC Documents	9
XM Series A Preferred Stock	2
XM Series B Preferred Stock	7
XM Series C Preferred Stock	7
XM Stock Awards	5
XM Stockholders Meeting	28
XM Termination Fee	39
XM Warrant	6
XM’s Current Premium	35

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AGREEMENT AND PLAN OF MERGER dated as of February 19, 2007 (this “Agreement”) is by and among Sirius Satellite Radio Inc., a Delaware corporation (“Sirius”), Vernon Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Sirius (“Merger Co.”), and XM Satellite Radio Holdings Inc., a Delaware corporation (“XM”).

WITNESSETH:

WHEREAS, each of the respective Boards of Directors of Sirius, Merger Co. and XM has approved, and deemed it advisable and in the best interests of its stockholders to consummate, the business combination transaction provided for herein, including the merger (the “Merger”) of Merger Co. with and into XM in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, Sirius and XM intend the Merger to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, Sirius and XM desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

1.1  Effective Time of Merger.  Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed by XM and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed upon in writing by Sirius and XM and provided in the Certificate of Merger (the “Effective Time”).

1.2  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the parties hereto.

1.3  Effects of the Merger.  At the Effective Time, Merger Co. shall be merged with and into XM and the separate existence of Merger Co. shall cease and XM shall continue as the surviving corporation in the Merger. The Merger will have the effects set forth in the DGCL. As used in this Agreement, “Constituent Corporations” shall mean each of Merger Co. and XM, and “Surviving Corporation” shall mean XM, at and after the Effective Time, as the surviving corporation in the Merger.

1.4  Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of XM as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5  By-Laws.  At the Effective Time, the By-laws of Merger Co. as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.6  Officers and Directors of Surviving Corporation.  The officers of XM as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Co. as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

ARTICLE II

Effects of the Merger

2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the XM Common Stock:

(a) Cancellation of Treasury Stock.  All shares of Class A common stock, par value $0.01 per share, of XM (the “XM Common Stock”) and shares of Series A Convertible Preferred Stock, par value $0.01 per share, of XM (the “XM Series A Preferred Stock” and, together with the XM Common Stock, the “XM Merger Stock”) that are owned by XM as treasury stock shall be canceled and shall cease to exist, and no shares of common stock, par value $.001 per share, of Sirius (the “Sirius Common Stock”) or other consideration shall be delivered in exchange therefor.

(b) Conversion of the XM Common Stock.  Subject to Section 2.3, each share of the XM Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.1(a), (ii) shares owned by Sirius immediately prior to the Effective Time, which shares shall be cancelled and extinguished, and (iii) shares owned by any direct or indirect wholly-owned Subsidiary (as defined in Section 3.1(a)(i)) of Sirius or any direct or indirect wholly-owned Subsidiary of XM immediately prior to the Effective Time, which shares shall remain outstanding) shall be canceled and extinguished and automatically converted into the right to receive 4.60 (the “Common Exchange Ratio”) fully paid and nonassessable shares of Sirius Common Stock (together with any cash paid in respect of fractional shares in accordance with Section 2.3, the “Common Merger Consideration”). Upon such conversion, all such shares of the XM Common Stock shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Common Merger Consideration in respect of such shares upon the surrender of the certificate representing such shares in accordance with Section 2.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.4). The Common Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Sirius Common Stock or XM Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Sirius Common Stock or XM Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(c) Conversion of XM Series A Preferred Stock.  Each share of the XM Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.1(a), (ii) shares owned by Sirius immediately prior to the Effective Time, which shares shall be cancelled and extinguished, (iii) shares owned by any direct or indirect wholly-owned Subsidiary of Sirius or any direct or indirect wholly-owned Subsidiary of XM immediately prior to the Effective Time, which shares shall remain outstanding, and (iv) shares held by holders who have properly demanded and perfected (and not withdrawn or lost) appraisal rights with respect thereto in accordance with Section 262 of the DGCL) shall be canceled and extinguished and automatically converted into the right to receive 4.60 (the “Preferred Exchange Ratio”) fully paid and nonassessable shares of a newly-designated series of Sirius Preferred Stock (as defined in Section 3.2(b)) (the “Sirius Mirror Preferred Stock”) having the same powers, designations, preferences, rights and qualifications, limitations and restrictions (to the fullest extent practicable) as the shares of XM Series A Preferred Stock so converted, except that the holders thereof shall be entitled to vote, together with the holders of the shares of Sirius Common Stock (and any other class or series that may similarly be entitled to vote with the shares of Sirius Common Stock) as a single class, upon all matters upon which holders of Sirius Common Stock are entitled to vote, with each share of Sirius Preferred Stock entitled to 1/5th of one vote on such matters (the “Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”). Upon such conversion, all such shares of the XM Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Preferred Merger Consideration in respect of such shares upon the surrender of the certificate representing such shares in accordance with Section 2.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.4). The Preferred Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into XM Series A Preferred Stock, XM Common Stock or Sirius Common Stock), reorganization, recapitalization, reclassification or other like change with respect to XM Series A Preferred Stock, XM Common Stock or Sirius Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(d) Merger Co. Capital Stock.  Each share of common stock, par value $0.01 per share, of Merger Co. outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Co. shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

2.2  Surrender and Payment.  (a) Sirius shall appoint an agent (the “Exchange Agent”) reasonably acceptable to XM for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of XM Merger Stock (the “Certificates”) for the applicable Merger Consideration pursuant to an exchange agent agreement in form and substance reasonably satisfactory to XM. At or as promptly as practicable (and, in any event, within two (2) business days) after the Effective Time, Sirius shall deposit, or shall cause to be deposited, with the Exchange Agent, the Merger Consideration to be exchanged or paid in accordance with this Article II, and Sirius shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 2.3 and any dividends or distributions to which holders of shares of XM Merger Stock may be entitled pursuant to Section 2.2(c). The Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of XM Merger Stock immediately prior to the Effective Time whose shares were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.1, promptly after the Effective Time, (i) a letter of transmittal for use in such exchange (which shall be in form and substance reasonably satisfactory to Sirius and XM and shall specify that the delivery shall be effected, and risk of loss and title in respect of the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the applicable Merger Consideration, cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c).

(b) Each holder of shares of XM Merger Stock that have been converted into a right to receive the applicable Merger Consideration, cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c), upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering such shares and such other documents as the Exchange Agent may reasonably require, shall be entitled to receive the applicable Merger Consideration payable in respect of such shares of XM Merger Stock. The holder of such Certificate, upon its delivery thereof to the Exchange Agent, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and cash payable in respect of any fractional shares pursuant to Section 2.3. Certificates surrendered shall forthwith be canceled as of the Effective Time. Until so surrendered, each such Certificate, following the Effective Time, shall represent for all purposes only the right to receive the applicable Merger Consideration, cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c). No interest shall be paid or accrued for the benefit of holders of the Certificates on cash amounts payable upon the surrender of such Certificates pursuant to this Section 2.2.

(c) Whenever a dividend or other distribution is declared or made after the date hereof with respect to Sirius Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Sirius Common Stock and Sirius Mirror Preferred Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Sirius

Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Sirius Common Stock or Sirius Mirror Preferred Stock such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Section 2.2. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Sirius Common Stock and Sirius Mirror Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Sirius Common Stock and Sirius Mirror Preferred Stock.

(d) In the event that a transfer of ownership of shares of XM Merger Stock is not registered in the stock transfer books or ledger of XM, or if any certificate for the applicable Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall have paid to the Exchange Agent any transfer or other taxes required as a result of the issuance of a certificate for Sirius Common Stock or Sirius Mirror Preferred Stock in any name other than that of the registered holder of such shares of XM Merger Stock, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(e) After the Effective Time, there shall be no further registration of transfers of shares of XM Merger Stock. If, after the Effective Time, any Certificate formerly representing shares of XM Merger Stock is presented to the Surviving Corporation, it shall be canceled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) None of Sirius, Merger Co., XM or any of their respective Subsidiaries or affiliates shall be liable to any holder of shares of XM Merger Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Each of the Exchange Agent, the Surviving Corporation and Sirius shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of XM Merger Stock, and from any cash dividends or other distributions that the holder is entitled to receive under Section 2.2(c), such amounts as the Exchange Agent, the Surviving Corporation or Sirius is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States (“U.S.”) federal, state or local tax law or any other non-U.S. tax law or any other applicable legal requirement. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Sirius, such amounts withheld from the Merger Consideration and other such amounts payable under Section 2.2(c) shall be treated for all purposes of this Agreement as having been received by the holder of the shares of XM Merger Stock in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Sirius.

(h) Any portion of the certificates evidencing the Sirius Common Stock or the Sirius Mirror Preferred Stock, the cash to be paid in respect of fractional shares pursuant to Section 2.3, and the cash or other property in respect of dividends or other distributions pursuant to Section 2.2(c) supplied to the Exchange Agent which remains unclaimed by the holders of shares of XM Merger Stock twelve (12) months after the Effective Time shall be returned to Sirius, upon demand, and any such holder who has not exchanged his shares of XM Merger Stock for the applicable Merger Consideration in accordance with this Section 2.2 prior to the time of demand shall thereafter look only to Sirius for payment of the applicable Merger Consideration, and any cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or distributions with respect to Sirius Common Stock to which they were entitled pursuant to Section 2.2(c), in each case, without interest.

2.3  Fractional Shares.  No certificates representing less than one share of Sirius Common Stock shall be issued in exchange for shares of XM Common Stock upon the surrender for exchange of a Certificate. In lieu of any such fractional share, each holder of shares of XM Common Stock who would otherwise have been entitled to a fraction of a share of Sirius Common Stock upon surrender of Certificates for exchange (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in

Section 2.4) shall be paid upon such surrender (and after taking into account and aggregating shares of XM Common Stock represented by all Certificates surrendered by such holder) cash (without interest) in an amount equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account and aggregating all shares of XM Common Stock represented by all Certificates surrendered by such holder) would otherwise be entitled by (b) the closing price for a share of Sirius Common Stock on the NASDAQ Global Select Market on the last trading day immediately preceding the Effective Time. Fractional shares of Sirius Mirror Preferred Stock may be issued in exchange for shares of XM Series A Preferred Stock.

2.4  Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration, any cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions as may be required pursuant to this Article II in respect of the shares of XM Merger Stock represented by such lost, stolen or destroyed Certificates; provided, however, that Sirius may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Sirius or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.5  Options and Other XM Stock Awards.  Prior to the Effective Time, XM and its Subsidiaries shall take all actions necessary to ensure that from and after the Effective Time, (x) options to purchase shares of the XM Common Stock (each, an “XM Option”) held by any employee, consultant, independent contractor and director and (y) other awards based on XM Common Stock (collectively with the XM Options, the “XM Stock Awards”) held by any employee, consultant, independent contractor and director which are outstanding immediately prior to the Effective Time shall be converted into and become, respectively, (x) options to purchase shares of Sirius Common Stock (each, a “Converted Option”) and, (y) with respect to all other XM Stock Awards, awards based on shares of Sirius Common Stock (the “Converted Stock Awards” and, together with the Converted Options, the “Converted Equity Awards”), in each case, on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the stock incentive plan or other related agreement or award pursuant to which such XM Stock Award was granted; provided, however, that from and after the Effective Time, (i) each such Converted Option may be exercised solely to purchase shares of Sirius Common Stock, (ii) the number of shares of Sirius Common Stock issuable upon exercise of such Converted Option shall be equal to the number of shares of the XM Common Stock that were issuable upon exercise under the corresponding XM Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio and rounded down to the nearest whole share, (iii) the per share exercise price under such Converted Option shall be determined by dividing the per share exercise price of the corresponding XM Option immediately prior to the Effective Time by the Common Exchange Ratio and rounded up to the nearest whole cent, (iv) the number of shares of Sirius Common Stock subject to such Converted Stock Awards shall be determined by multiplying the number of the shares of XM Common Stock subject to the corresponding XM Stock Award immediately prior to the Effective Time by the Common Exchange Ratio and rounded down to the nearest whole share, (v) to the extent that the transfer of shares of XM Common Stock issuable upon exercise of any XM Option (or issued in connection with any previously exercised XM Option) is conditioned upon the fair market value of XM Common Stock achieving a specified percentage increase over the exercise price of such XM Option, such restriction shall be applied by requiring the same percentage increase in Sirius Common Stock over the exercise price of the corresponding Converted Option determined under clause (iii) above (or, in the case of a previously exercised XM Option, the exercise price that would have been determined under clause (iii) had such XM Option been outstanding at the Effective Time), (vi) to the extent the transfer of shares of XM Common Stock issuable or issued in connection with any XM Stock Award (whether or not outstanding at the Effective Time) is conditioned upon the fair market value of XM Common Stock achieving a specified percentage increase over the fair market value of XM Common Stock on the date of grant of such XM Stock Award, such restriction shall be applied by requiring the same percentage increase in Sirius Common Stock over the number derived by dividing (a) the fair market value of XM Common Stock on such date of grant by (b) the Common Exchange Ratio, rounded up to the nearest whole cent and (vii) to the extent the transfer of shares of XM Common Stock issuable or issued in connection with any XM Stock Award (whether or not outstanding at the Effective Time) is conditioned upon the fair market value of XM Common Stock achieving a specified dollar amount, such restriction shall be applied by (a) determining the percentage increase that such specified dollar amount represented over the fair market value of

XM Common Stock on the grant date of such XM Stock Award and (b) requiring the same percentage increase in Sirius Common Stock (expressed as a dollar amount) over the number derived by dividing (a) the fair market value of XM Common Stock on such date of grant by (b) the Common Exchange Ratio, rounded up to the nearest whole cent.

2.6  XM Warrants.  Prior to the Effective Time, XM and its Subsidiaries shall take all actions necessary to ensure that from and after the Effective Time, each warrant to purchase shares of the XM Common Stock (each, an “XM Warrant”) which is outstanding immediately prior to the Effective Time, shall be converted into and become a warrant to purchase shares of Sirius Common Stock (each, a “Converted Warrant”) on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the warrant or other related agreement or award pursuant to which such XM Warrant was granted; provided, however, that, subject to the terms of the XM Warrants, from and after the Effective Time, (i) each such Converted Warrant may be exercised solely to purchase shares of Sirius Common Stock, (ii) the number of shares of Sirius Common Stock issuable upon exercise of such Converted Warrant shall be equal to the number of shares of the XM Common Stock that were issuable upon exercise under the corresponding XM Warrant immediately prior to the Effective Time multiplied by the Common Exchange Ratio and rounded down to the nearest whole share and (iii) the per share exercise price under such Converted Warrant shall be determined by dividing the per share exercise price of the corresponding XM Warrant immediately prior to the Effective Time by the Common Exchange Ratio and rounded up to the nearest whole cent.

ARTICLE III

Representations and Warranties

3.1  Representations and Warranties of XM.  Except (x) with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by XM to Sirius concurrently herewith (the “XM Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the XM Disclosure Schedule shall be deemed to be included in each other subsection of the XM Disclosure Schedule in which the relevance of such information thereto would be readily apparent on the face thereof) or (y) as disclosed in the XM SEC Documents (as defined below) filed with the SEC prior to the date hereof, XM represents and warrants to Sirius as follows:

(a) Organization, Standing and Power.  XM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on XM. The Certificate of Incorporation and By-laws of XM, copies of which were previously made available to Sirius, are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this Agreement:

(i) the word “Subsidiary” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which, that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries;

(ii) a “Significant Subsidiary” means any Subsidiary of XM or Sirius, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”);

(iii) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole; and

(iv) the term “material adverse effect” means, with respect to any entity, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole; provided that, for purposes of clause (iii) above and this clause (iv), the following shall not be deemed “material” or to have a “material adverse effect”: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (B) changes or events, after the date hereof, affecting the industries in which they operate generally (except to the extent those changes or events have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (C) changes, after the date hereof, in generally accepted accounting principles or requirements applicable to such entity and its Subsidiaries (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (D) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined in Section 3.1(c)(iii)) (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (E) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or the announcement thereof, or (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a material adverse effect.

(b) Capital Structure.  (i) The authorized capital stock of XM consists of 600,000,000 shares of XM Common Stock, 15,000,000 shares of Class C Common Stock, par value $.01 per share (the “XM Class C Common Stock”), and 60,000,000 preferred shares, par value $.01 per share (the “XM Preferred Stock”), of which (A) 15,000,000 shares of XM Preferred Stock are designated XM Series A Preferred Stock, (B) 3,000,000 shares of XM Preferred Stock are designated Series B Redeemable Preferred Stock (the “XM Series B Preferred Stock”), (C) 250,000 shares of XM Preferred Stock are designated Series C Convertible Redeemable Preferred Stock (the “XM Series C Preferred Stock”) and (D) 250,000 shares of XM Preferred Stock are designated Series D Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the “Rights”) distributed to the holders of XM Common Stock pursuant to the Rights Agreement, dated as of August 2, 2002, between XM and Computershare Investor Services, LLC, as successor rights agent to Equiserve Trust Company (as amended to the date hereof, the “Rights Agreement”). As of the close of business on February 15, 2007 (x) (1) 309,689,999 shares of XM Common Stock were issued (including 5,502 shares held in treasury and 3,427,859 shares of unvested restricted stock), (2) 5,393,252 shares of XM Common Stock were reserved for issuance upon the conversion of the XM Series A Preferred Stock, (3) 8,000,000 shares of XM Common Stock were reserved for issuance upon the conversion of XM’s 1.75% Convertible Senior Notes Due 2009, and (4) 5,502 shares of XM Common Stock were held by XM in its treasury or by its Subsidiaries, (y) 5,393,252 shares of XM Series A Preferred Stock were outstanding, and (z) other than the outstanding shares of XM Series A Preferred Stock, no shares of XM Preferred Stock were outstanding or reserved for issuance, and no shares of XM Class C Common Stock were outstanding. As of the close of business on February 15, 2007, no shares of XM Common Stock were reserved for issuance pursuant to XM Stock Awards outstanding on such date (other than 3,427,859 shares of unvested restricted stock and XM Options outstanding on such date). As of the close of business on December 31, 2006, (aa) 11,163,985 shares of XM Common Stock were reserved for issuance upon the conversion of XM’s 10% Senior Secured Discount Notes due 2009, (bb) 15,894,434 shares of XM Common Stock were reserved for issuance upon the exercise of XM Options outstanding on such date, with a weighted average exercise price of $17.81 per share and (cc) 11,314,966 shares of XM Common Stock were reserved for issuance upon exercise of the XM Warrants. All outstanding shares of XM Common Stock or XM Preferred Stock have been duly authorized and validly issued and are fully paid and, except as set forth in the DGCL, non assessable and are not subject to preemptive rights.

(ii) Section 3.1(b)(ii) of the XM Disclosure Schedule sets forth a complete and accurate list as of February 15, 2007 of each XM Warrant then outstanding, the number of shares of XM Common Stock subject to such XM Warrant and the exercise or purchase price (if any) and the expiration date thereof.

(iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of XM are issued or outstanding.

(iv) Except for (A) this Agreement, (B) the outstanding XM Stock Awards specified in paragraph (i) above, (C) the convertible securities and warrants specified in paragraph (i) and described in paragraph (ii) above, and (D) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which XM or any Subsidiary of XM is a party or by which it or any such Subsidiary is bound obligating XM or any Subsidiary of XM to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of XM or of any Subsidiary of XM or obligating XM or any Subsidiary of XM to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of XM or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of XM or any of its Subsidiaries, or (y) pursuant to which XM or any of its Subsidiaries is or could be required to register shares of XM Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except any such contractual obligations entered into after the date hereof as permitted by Section 4.1.

(v) Since February 15, 2007, except as permitted by Section 4.1, XM has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of XM or any of its Subsidiaries, other than pursuant to and as required by the terms of XM Stock Awards granted prior to the date hereof (or awards granted after the date hereof in compliance with Sections 4.1(c) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more XM Subsidiaries, any shares of capital stock of XM or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of XM dividends or other distributions on the outstanding shares of capital stock of XM.

(vi) After the date hereof, no future offering periods shall be commenced under XM’s Employee Stock Purchase Plan (the “ESPP”). Subject to the share issuance limitations set forth in Section 4.1(c), the current offering period in effect on the date hereof under the ESPP will continue in accordance with its terms, and options under the current offering period will be exercisable at the normally scheduled time under the ESPP in accordance with its terms; provided, however, that in all events the expiration of such offering period and the final exercise under the ESPP shall occur prior to the Effective Time, and XM shall take all actions necessary to amend the ESPP to so provide. XM shall terminate the ESPP effective as of immediately prior to the Effective Time.

(c) Authority.  (i) XM has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required XM Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of XM, subject in the case of the consummation of the Merger to the Required XM Vote. This Agreement has been duly executed and delivered by XM and, assuming due authorization, execution and delivery by Sirius and Merger Co., constitutes a valid and binding obligation of XM, enforceable against XM in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation, modification or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Certificate of Incorporation or By-laws of XM or any Subsidiary of XM, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, XM Benefit Plan (as defined in Section 3.1(i)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to XM or any Subsidiary of XM or their respective properties or assets, which Violation, in the case of clause (B), individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on XM or (y) prevent, delay or impede XM’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required by or with respect to XM or any Subsidiary of XM in connection with the execution and delivery of this Agreement by XM or the consummation by XM of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on XM or (y) prevent, delay or impede XM’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Joint Proxy Statement/Prospectus and such other reports under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) notices or filings under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (D) such notices or filings as may be required pursuant to the Competition Act (Canada) (the “Canadian Competition Act”) and, together with the HSR Act, the “Applicable Antitrust Laws”), (E) such filings with and consents of the Federal Communications Commission (“FCC”) and the Canadian Radio-television and Telecommunications Commission (the “CRTC”) as may be required (including any notifications or other filings that do not require consent), and (F) such filings with and approvals of The Nasdaq Stock Market, Inc. (“NASDAQ”) as may be required.

(d) SEC Documents; Undisclosed Liabilities.  (i) XM has filed, or furnished, as applicable, all required reports, schedules, registration statements and other documents with the SEC since December 31, 2004 (the “XM SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the XM SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such XM SEC Documents, and none of the XM SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of XM included in the XM SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of XM and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. There are no outstanding comments from the Staff of the SEC with respect to any of the XM SEC Documents.

(ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of XM included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, as filed with the SEC prior to the date of this Agreement (the “XM Financial Statements”), (B) liabilities incurred since September 30, 2006 in the ordinary course of business consistent with past practice, (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on XM, (D) liabilities incurred pursuant to the transactions contemplated by this Agreement, and (E) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, XM and its Subsidiaries do not have, and since September 30, 2006, XM and its Subsidiaries have not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in XM’s financial statements in accordance with generally accepted accounting principles).

(e) Compliance with Applicable Laws and Reporting Requirements.  (i) XM and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of XM and its Subsidiaries, taken as a whole (the “XM Permits”), and XM and its Subsidiaries are and have been in compliance with the terms of the XM Permits and all applicable laws and regulations and their own privacy policies, including the Communications Act of 1934, as amended, and the rules, regulations and published decisions, orders, rulings and notices of the FCC (the “Communications Laws”), except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on XM.

(ii) The businesses of XM and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002 and the Communications Laws), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on XM.

(iii) XM and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. XM (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by XM in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to XM’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to XM’s auditors and the audit committee of XM’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect XM’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in XM’s internal controls over financial reporting.

(f) Legal Proceedings.  There is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of XM, threatened, against or affecting XM or any Subsidiary of XM as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on XM, nor is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of or subject to any Governmental Entity or arbitrator outstanding against XM or any Subsidiary of XM having or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on XM. To the knowledge of XM, no investigation by any Governmental Entity with respect to XM or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on XM.

(g) Taxes.  XM and each of its Subsidiaries have filed all material tax returns required to be filed by any of them and have paid (or XM has paid on their behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the XM SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by XM and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against XM or any of its Subsidiaries that are not adequately reserved for. For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean (i) all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii). Neither XM nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Certain Agreements.  Except as disclosed in or filed as exhibits to the XM SEC Documents filed prior to the date of this Agreement and except for this Agreement, neither XM nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of $10 million or more in any 12 month period, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of XM or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to XM and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) which is a significant contract, arrangement or understanding with an automobile manufacturer, (vi) which is a contract, arrangement or understanding with a content provider involving the payment of $10 million or more in any 12 month period, or (vii) which would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement. XM has previously made available to Sirius or its representatives complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(h) (collectively referred to herein as the “XM Contracts”). All of the XM Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on XM. Neither XM nor any of its Subsidiaries has, or is alleged to have, and to the knowledge of XM, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any XM Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on XM.

(i) Benefit Plans.  (i) Section 3.1(i) of the XM Disclosure Schedule sets forth a true and complete list of each material XM Benefit Plan. An “XM Benefit Plan” is an employee benefit plan including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any multiemployer plan within the meaning of ERISA Section 3(37)) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive or deferred compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (all the foregoing being herein called “Benefit Plans” (x) maintained, entered into or contributed to by XM or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of XM or any of its Subsidiaries has any present or future right to benefits or (y) under which XM or any of its Subsidiaries could reasonably be expected to have any present or future liability. No XM Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(ii) With respect to each material XM Benefit Plan, XM has made available to Sirius a current, accurate and complete copy thereof, and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description and summaries of material modifications; and (D) the most recent year’s Form 5500 and attached schedules and audited financial statements.

(iii) With respect to the XM Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of XM, there exists no condition or set of circumstances in connection with which XM or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on XM under ERISA, the Code or any other applicable law.

(iv) No XM Benefit Plan exists that could result in the payment to any person of any money or other property or accelerate or provide any other rights or benefits to any person as a result of the transactions contemplated by this Agreement, whether alone or in connection with any other event, and whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(v) Except as would not reasonably be expected to have a material adverse effect on XM or any of its Subsidiaries, (A) no liability under Title IV or section 302 of ERISA has been incurred by XM, or by any trade or business, whether or not incorporated, that together with XM would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (an “XM ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to XM or any XM ERISA Affiliate of incurring any such liability.

(j) Subsidiaries.  Exhibit 21 to XM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC prior to the date of this Agreement includes all the Subsidiaries of XM which are Significant Subsidiaries. Each Subsidiary of XM is a corporation or other entity duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on XM. All of the shares of capital stock of each of the Subsidiaries held by XM or by another XM Subsidiary are fully paid and nonassessable and are owned by XM or a Subsidiary of XM free and clear of any material claim, lien or encumbrance, except for XM Permitted Liens.

(k) Absence of Certain Changes or Events.  Except as disclosed in the XM SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 4.1), since December 31, 2005, (i) XM and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on XM.

(l) Board Approval.  The Board of Directors of XM, by resolutions duly adopted at a meeting duly called and held (the “XM Board Approval”), has (i) determined that this Agreement and the Merger are in the best interests of XM and its stockholders, (ii) adopted a resolution approving this Agreement and declaring its advisability pursuant to Section 251(b) of the DGCL, (iii) recommended that the stockholders of XM adopt this Agreement (the “XM Recommendation”) and directed that such matter be submitted for consideration by XM stockholders at the XM Stockholders Meeting (as defined in Section 5.1(b)). To the knowledge of XM, except for Section 203 of the DGCL (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger, or the other transactions contemplated hereby.

(m) Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of XM Common Stock to adopt this Agreement (the “Required XM Vote”) is the only vote of the holders of any class or series of XM capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(n) Properties.  Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on XM, and except as set forth in Section 3.1(n) of the XM Disclosure Schedule, XM or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the XM

Financial Statements as being owned by XM or one of its Subsidiaries or acquired after the date thereof which are material to XM’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due or liens which are being properly contested by XM or one of its Subsidiaries in good faith and by proper legal proceedings and for which adequate reserves related thereto are maintained on the XM Financial Statements, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected in the XM Financial Statements (except such liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the XM SEC Documents), and (D) rights granted to any non-exclusive licensee of any XM Intellectual Property in the ordinary course of business consistent with past practices (such liens, imperfections and irregularities in clauses (A), (B), (C), and (D) “XM Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the XM Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to XM’s knowledge, the lessor.

(o) Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, (i) XM or its Subsidiaries own, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than XM Permitted Liens, or have a valid license or right to use all Intellectual Property used in their business as currently conducted (the “XM Intellectual Property”), (ii) to the knowledge of XM, XM and its Subsidiaries do not infringe, misappropriate, dilute, or otherwise violate (“Infringe”) the Intellectual Property rights of any third party and the XM Intellectual Property is not being Infringed by any third party, (iii) to the knowledge of XM, none of the material XM Intellectual Property has expired or been abandoned and, to the knowledge of XM, all such material XM Intellectual Property is valid and enforceable and (iv) XM and its Subsidiaries have taken all reasonable actions to protect and maintain the confidentiality of any trade secrets and other confidential information included in the material XM Intellectual Property. “Intellectual Property” means all intellectual property, including, without limitation, all United States and foreign (u) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (v) proprietary inventions, discoveries, technology and know-how, (w) copyrights and copyrightable works, including proprietary rights in software programs, (x) trademarks, service marks, domain names, trade dress, trade names, corporate names, brand names, slogans, logos and other source indicators, and the goodwill of any business symbolized thereby, (y) rights of publicity, and (z) trade secrets, and confidential or proprietary business information.

(p) Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on XM, (i) XM and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all permits, licenses, registrations and other governmental authorizations required under all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders or decrees relating to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for XM to conduct its operations (“Environmental Permits”), and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the knowledge of XM, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) XM and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and XM has no knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by XM or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to XM or its Subsidiaries under Environmental Laws, and (iv) XM and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws.

(q) Labor and Employment Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on XM, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of XM, threatened against XM or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by XM or any of Subsidiaries and no union organizing campaign with respect to the employees of XM or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against XM or its Subsidiaries pending or, to the knowledge of XM, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (v) no charges with respect to or relating to XM or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices and (vi) no employee of XM or its Subsidiaries is in violation of any term of any restrictive covenant, common law nondisclosure obligation, fiduciary duty, or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by XM or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(r) Insurance.  All material insurance policies of XM and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of XM reasonably has determined to be prudent in accordance with industry practices or as is required by law. Neither XM nor any of its Subsidiaries is in material breach or default, and neither XM nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such material insurance policies.

(s) Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person except J.P. Morgan Securities Inc. (“J.P. Morgan”) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. XM has disclosed to Sirius all material terms of the engagement of J.P. Morgan.

(t) Opinion of XM Financial Advisor.  XM has received the opinion of J.P. Morgan, dated the date of this Agreement, to the effect that the Common Exchange Ratio is fair, from a financial point of view, to XM and the holders of XM Common Stock.

(u) Rights Agreement.  The Board of Directors of XM has caused the Rights Agreement to be amended so that neither Sirius nor Merger Co. will become an “Acquiring Person,” and that no “Stock Acquisition Date”, “Distribution Date” or “Triggering Event” (as such terms are defined in the Rights Agreement) will occur, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.2  Representations and Warranties of Sirius.  Except (x) with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Sirius to XM concurrently herewith (the “Sirius Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the Sirius Disclosure Schedule shall be deemed to be included in each other subsection of the Sirius Disclosure Schedule in which the relevance of such information thereto would be readily apparent on the face thereof), or (y) as disclosed in the Sirius SEC Documents (as defined below) filed with the SEC prior to the date hereof, Sirius represents and warrants to XM as follows:

(a) Organization, Standing and Power.  Sirius is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Sirius. The Certificate of Incorporation and By-laws of Sirius, copies of which were previously made available to XM, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.  (i) The authorized capital stock of Sirius consists of 2,500,000,000 shares of Sirius Common Stock and 50,000,000 shares of preferred stock, par value $.001 per share (the “Sirius Preferred Stock”). As of the close of business on February 16, 2007, (A)(1) 1,458,248,306 shares of Sirius Common Stock were issued (including shares held in treasury), (2) 82,044,101 shares of Sirius Common Stock were reserved for issuance upon the exercise or payment of stock options outstanding on such date, with a weighted average exercise price of $5.34 per share, and 4,693,522 shares of Sirius Common Stock were reserved for issuance upon the exercise or payment of stock units or other equity-based incentive awards granted pursuant to any plans, agreements or arrangements of Sirius and outstanding on such date (collectively, the “Sirius Stock Awards”), (3) 61,274 shares of Sirius Common Stock were reserved for issuance upon the conversion of the Sirius’s 8 3/4% Convertible Subordinated Notes due 2009, (4) 26,392,764 shares of Sirius Common Stock were reserved for issuance upon the conversion of the Sirius’s 3 1/2% Convertible Notes due 2008, (5) 68,027,220 shares of Sirius Common Stock were reserved for issuance upon the conversion of the Sirius’s 2 1/2% Convertible Notes due 2009, (6) 43,396,216 shares of Sirius Common Stock were reserved for issuance upon the conversion of the Sirius’s 3 1/4% Convertible Notes due 2011, (7) 123,955,189 shares of Sirius Common Stock were reserved for issuance upon exercise of the Sirius Warrants (as defined below) and (8) no shares of Sirius Common Stock were held by Sirius in its treasury or by its Subsidiaries; and (B) no shares of Sirius Preferred Stock were outstanding or reserved for issuance. All outstanding shares of Sirius Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of Sirius Common Stock to be issued pursuant to or as specifically contemplated by this Agreement will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof or thereof, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights.

(ii) Section 3.2(b)(ii) of the Sirius Disclosure Schedule sets forth a complete and accurate list as of February 15, 2007 of each warrant to purchase shares of Sirius Common Stock (the “Sirius Warrants”) then outstanding, the number of shares of Sirius Common Stock subject to such Sirius Warrant and the exercise or purchase price (if any) and the expiration date thereof.

(iii) No Voting Debt of Sirius is issued or outstanding.

(iv) Except for (A) this Agreement, (B) outstanding Sirius Stock Awards described in paragraph (i) above, (C) the convertible securities and warrants described in paragraphs (i) and (ii) above which represented, as of February 15, 2007, the right to acquire up to an aggregate of 261,832,663 shares of Sirius Common Stock, and (D) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Sirius or any Subsidiary of Sirius is a party or by which it or any such Subsidiary is bound obligating Sirius or any Subsidiary of Sirius to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Sirius or of any Subsidiary of Sirius or obligating Sirius or any Subsidiary of Sirius to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Sirius or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of Sirius or any of its Subsidiaries or (y) pursuant to which Sirius or any of its Subsidiaries is or could be required to register shares of Sirius Common Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 4.2.

(v) Since February 15, 2007, except as permitted by Section 4.2, Sirius has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock, of Sirius or any of its Subsidiaries, other than pursuant to and as required by the terms of Sirius Stock Awards granted prior to the date hereof (or awards granted after the date hereof in compliance with Sections 4.2(c) and 4.2(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Sirius Subsidiaries, any shares of capital stock of Sirius or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of Sirius dividends or other distributions on the outstanding shares of capital stock of Sirius.

(c) Authority.  (i) Sirius has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the issuance of shares of Sirius Common Stock in the Merger (the “Sirius Share Issuance”) and the amendment of Sirius’s certificate of incorporation to increase the total number of shares of all classes of stock that Sirius shall have the authority to issue to, and to increase the number of shares of Sirius Common Stock that Sirius shall have the authority to issue, in each case, to such number that is, at minimum, sufficient to consummate the transactions contemplated by this Agreement (the “Sirius Charter Amendment”) by the applicable Required Sirius Votes, and the designation of the Sirius Mirror Preferred Stock by the Sirius Board of Directors. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sirius, except for the Required Sirius Votes. This Agreement has been duly executed and delivered by Sirius and, assuming due authorization, execution and delivery by XM, constitutes a valid and binding obligation of Sirius, enforceable against Sirius in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of Sirius or any Subsidiary of Sirius, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Sirius Benefit Plan (as defined in Section 3.2(i)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sirius or any Subsidiary of Sirius or their respective properties or assets which Violation, in the case of clause (B), individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Sirius or (y) prevent, delay or impede Sirius’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Sirius or any Subsidiary of Sirius in connection with the execution and delivery of this Agreement by Sirius or the consummation by Sirius of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Sirius or (y) prevent, delay or impede Sirius’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Form S-4 and such other reports under the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of the Sirius Charter Amendment, the Certificate of Merger and a Certificate of Designations with respect to the Sirius Preferred Stock with the Secretary of State of the State of Delaware, (D) the approval of the listing of the Sirius Common Stock to be issued in the Merger on NASDAQ, (E) such filings with and consents of the FCC and the CRTC as may be required (including any notifications or other filings that do not require consent), and (F) notices, filings and other authorizations under the Applicable Antitrust Laws.

(d) SEC Documents; Undisclosed Liabilities.  (i) Sirius has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2004 (the “Sirius SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Sirius SEC Documents complied in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Sirius SEC Documents, and none of the Sirius SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Sirius included in the Sirius SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Sirius and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. There are no outstanding comments from the Staff of the SEC with respect to any of the Sirius SEC Documents.

(ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Sirius included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, as filed with the SEC prior to the date of this Agreement (the “Sirius Financial Statements”), (B) liabilities incurred since September 30, 2006 in the ordinary course of business consistent with past practice, (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sirius, (D) liabilities incurred pursuant to the transactions contemplated by this Agreement, and (E) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, Sirius and its Subsidiaries do not have, and since September 30, 2006, Sirius and its Subsidiaries have not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Sirius’s financial statements in accordance with generally accepted accounting principles).

(e) Compliance with Applicable Laws and Reporting Requirements.  (i) Sirius and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Sirius and its Subsidiaries, taken as a whole (the “Sirius Permits”), and Sirius and its Subsidiaries are and have been in compliance with the terms of the Sirius Permits and all applicable laws and regulations and their own privacy policies, including the Communications Laws, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Sirius.

(ii) The businesses of Sirius and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002 and the Communications Laws), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Sirius.

(iii) Sirius and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Sirius (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Sirius in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Sirius’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Sirius’s auditors and the audit committee of Sirius’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Sirius’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Sirius’s internal controls over financial reporting.

(f) Legal Proceedings.  There is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Sirius, threatened, against or affecting Sirius or any Subsidiary of Sirius as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Sirius, nor is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of or subject to any Governmental Entity or arbitrator outstanding against Sirius or any Subsidiary of Sirius having, or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Sirius. To the knowledge of Sirius, no investigation by any Governmental Entity with respect to Sirius or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Sirius.

(g) Taxes.  Sirius and each of its Subsidiaries have filed all material tax returns required to be filed by any of them and have paid (or Sirius has paid on their behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Sirius SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Sirius and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against Sirius or any of its Subsidiaries that are not adequately reserved for. Neither Sirius nor any of its Subsidiaries has taken any action or knows of any fact, agreement or plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Certain Agreements.  Except as disclosed in or filed as exhibits to the Sirius SEC Documents filed prior to the date of this Agreement and except for this Agreement, neither Sirius nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of $10 million or more in any 12 month period, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of Sirius or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to Sirius and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) which is a significant contract, arrangement or understanding with an automobile manufacturer, (vi) which is a contract, arrangement or understanding with a content provider involving the payment of $10 million or more in any 12 month period or (vii) which would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement. Sirius has previously made available to XM or its representatives complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(h) (collectively referred to herein as “Sirius Contracts”). All of the Sirius Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Sirius. Neither Sirius nor any of its Subsidiaries has, or is alleged to have, and to the knowledge of Sirius, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Sirius Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Sirius.

(i) Benefit Plans.  (i) Section 3.2(i) of the Sirius Disclosure Schedule sets forth a true and complete list of each material Sirius Benefit Plan. A “Sirius Benefit Plan” is a Benefit Plan (x) maintained, entered into or contributed to by Sirius or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of Sirius or any of its Subsidiaries has any present or future right to benefits or (y) under which Sirius or any of its Subsidiaries could reasonably be expected to have any present or future liability. No Sirius Benefit Plan is subject to Section 302 or Title IV of ERISA of section 412 of the Code.

(ii) With respect to each material Sirius Benefit Plan, Sirius has made available to XM a current, accurate and complete copy thereof, and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description and summaries of material modifications; and (D) the most recent year’s Form 5500 and attached schedules and audited financial statements.

(iii) With respect to the Sirius Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Sirius, there exists no condition or set of circumstances in connection with which Sirius or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on Sirius under ERISA, the Code or any other applicable law.

(iv) No Sirius Benefit Plan exists that could result in the payment to any person of any money or other property or accelerate or provide any other rights or benefits to any person as a result of the transactions contemplated by this Agreement, whether alone or in connection with any other event, and whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(v) Except as would not reasonably be expected to have a material adverse effect on Sirius or any of its Subsidiaries, (A) no liability under Title IV or section 302 of ERISA has been incurred by Sirius, or by any trade or business, whether or not incorporated, that together with Sirius would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (a “Sirius ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to Sirius or any Sirius ERISA Affiliate of incurring any such liability.

(j) Subsidiaries.  Exhibit 21 to Sirius’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC prior to the date of this Agreement includes all the Subsidiaries of Sirius which are Significant Subsidiaries. Each Subsidiary of Sirius is a corporation or other entity duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Sirius. All of the shares of capital stock of each of the Subsidiaries held by Sirius or by another Subsidiary of Sirius are fully paid and nonassessable and are owned by Sirius or a Subsidiary of Sirius free and clear of any material claim, lien or encumbrance, except for Sirius Permitted Liens.

(k) Absence of Certain Changes or Events.  Except as disclosed in the Sirius SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 4.2), since December 31, 2005, (i) Sirius and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Sirius.

(l) Board Approval.  The Board of Directors of Sirius, by resolutions duly adopted at a meeting duly called and held (the “Sirius Board Approval”), has (i) determined that this Agreement and the Merger are in the best interests of Sirius and its stockholders and the issuance of Sirius Common Stock in the Merger and the Sirius Charter Amendment to be advisable, (ii) adopted a resolution approving this Agreement, and (iii) recommended that the stockholders of Sirius approve the issuance of Sirius Common Stock in the Merger and the Sirius Charter Amendment (the “Sirius Recommendation”) and (iii) directed that such matters be submitted for consideration by Sirius stockholders at the Sirius Stockholders Meeting (as defined in Section 5.1(c)). To the knowledge of Sirius, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(m) Vote Required.  Other than (i) the affirmative vote to approve the Sirius Share Issuance of the holders of Sirius Common Stock representing a majority of the votes cast by such holders at a meeting of stockholders of Sirius called for such purpose and entitled to vote thereon and (ii) the affirmative vote of a majority of the outstanding shares of Sirius Common Stock to approve the Sirius Charter Amendment (together, the “Required Sirius Votes” and, together with the Required XM Vote, the “Required Stockholder

Votes”), no vote or consent of the holders of any class or series of capital stock of Sirius is required to approve this Agreement or the transactions contemplated hereby (including the Merger).

(n) Properties.  Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Sirius, Sirius or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Sirius Financial Statements as being owned by Sirius or one of its Subsidiaries or acquired after the date thereof which are material to Sirius’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due or liens which are being properly contested by Sirius or one of its Subsidiaries in good faith and by proper legal proceedings and for which adequate reserves related thereto are maintained on the Sirius Financial Statements, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the Sirius Financial Statements (except such liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the Sirius SEC Documents), and (D) rights granted to any non-exclusive licensee of any Sirius Intellectual Property in the ordinary course of business consistent with past practices (such liens, imperfections and irregularities in clauses (A), (B), (C) and (D), “Sirius Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the Sirius Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Sirius’s knowledge, the lessor.

(o) Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, (i) Sirius or its Subsidiaries own, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Sirius Permitted Liens, or have a valid license or right to use all Intellectual Property used in their business as currently conducted (the “Sirius Intellectual Property”), (ii) to the knowledge of Sirius and its Subsidiaries do not Infringe the Intellectual Property rights of any third party and the Sirius Intellectual Property is not being Infringed by any third party, (iii) to the knowledge of Sirius none of the material Sirius Intellectual Property has expired or been abandoned and to the knowledge of Sirius, all such material Sirius Intellectual Property is valid and enforceable and (iv) Sirius and its Subsidiaries have taken all reasonable actions to protect and maintain the confidentiality of any trade secrets and other confidential information included in the material Sirius Intellectual Property.

(p) Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sirius, (i) Sirius and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all Environmental Permits, and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the knowledge of Sirius, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) Sirius and its Subsidiaries have not received any Environmental Claim, and Sirius has no knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by Sirius or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to Sirius or its Subsidiaries under Environmental Laws, and (iv) Sirius and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws.

(q) Labor and Employment Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sirius, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Sirius, threatened against Sirius or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by Sirius or any of its Subsidiaries and no union organizing campaign with respect to the employees of Sirius or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against Sirius or its Subsidiaries pending or, to the knowledge of Sirius, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (v) no charges with respect to or relating to Sirius or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices and (vi) no employee of Sirius or its Subsidiaries is in violation of any term of any restrictive covenant, common law nondisclosure obligation, fiduciary duty, or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by Sirius or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(r) Insurance.  All material insurance policies of Sirius and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Sirius reasonably has determined to be prudent in accordance with industry practices or as is required by law. Neither Sirius nor any of its Subsidiaries is in material breach or default, and neither Sirius nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such material insurance policies.

(s) Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person except Morgan Stanley & Co. Incorporated (“Morgan Stanley”) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. Sirius has disclosed to XM all material terms of the engagement of Morgan Stanley.

(t) Opinion of Sirius Financial Advisor.  Sirius has received the opinion of Morgan Stanley, dated February 18, 2007, to the effect that the Common Exchange Ratio is fair, from a financial point of view, to Sirius.

ARTICLE IV
Covenants Relating to Conduct of Business

4.1  Covenants of XM.  During the period from the date of this Agreement and continuing until the Effective Time, XM agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Sirius shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a) Ordinary Course.  XM and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. XM shall not, nor shall it permit any of its Subsidiaries to, (i) except as disclosed in the XM SEC Documents prior to the date of this Agreement or except as set forth in Section 4.1(a)(i) of the XM Disclosure Schedule, enter into (including via any acquisition) any new line of business which represents a material change in the operations of XM and its Subsidiaries and which is material to XM and its Subsidiaries, taken as a whole, (ii) make any material change to its or its Subsidiaries’ businesses, except as required by applicable legal requirements, (iii) enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements other than in the ordinary course of business or consistent with past practice or (iv) make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed the aggregate amount for capital expenditures specified in XM’s long-term plan for 2007 and 2008 (a true and complete copy of which has been provided to Sirius prior to the date of this Agreement).

(b) Dividends; Changes in Stock.  Except as set forth in Section 4.1(b) of the XM Disclosure Schedule, XM shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly-owned Subsidiary of XM, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities.  Except as set forth in Section 4.1(c) of the XM Disclosure Schedule, and except for issuances of XM Common Stock, restricted stock or rights or options to acquire XM Common Stock in the ordinary course of business consistent with past practice up to an aggregate amount set forth in Section 4.1(c) of the XM Disclosure Schedule, XM shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of XM Common Stock required to be issued upon the exercise or settlement of XM Stock Awards outstanding on the date hereof in accordance with the terms of the applicable XM Stock Award, and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly-owned Subsidiary of XM.

(d) Governing Documents, Etc.  XM shall not amend or propose to amend its Certificate of Incorporation or By-laws or, except as permitted pursuant to Section 4.1(e) or (f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of XM.

(e) No Acquisitions.  Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) that (A) would not reasonably be expected to delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (B) for which the fair market value of the total consideration paid by XM and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in Section 4.1(e) of the XM Disclosure Schedule, XM shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any delay in the receipt of any Requisite Regulatory Approval (as defined in Section 6.1(c)) or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f) No Dispositions.  Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions disclosed in Section 4.1(f) of the XM Disclosure Schedule, and (iii) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in Section 4.1(f) of the XM Disclosure Schedule, XM shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its Subsidiaries and indebtedness of others held by XM and its Subsidiaries) which are material, individually or in the aggregate, to XM.

(g) Indebtedness.  XM shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of XM or any of its Subsidiaries or guarantee any long term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of XM to XM or to another Subsidiary of XM, or (iii) indebtedness that does not exceed in the aggregate the amount set forth in Section 4.1(g) of the XM Disclosure Schedule.

(h) Other Actions.  XM shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on XM or Sirius following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 5.3(b)(i).

(i) Accounting Methods; Tax Matters.  Except as disclosed in any XM SEC Document filed prior to the date of this Agreement, XM shall not change its methods of accounting in effect at December 31, 2005, except as required by generally accepted accounting principles as concurred in by XM’s independent auditors. XM shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on XM or Sirius after the Effective Time.

(j) Tax Free Qualification.  XM shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Compensation and Benefit Plans.  During the period from the date of this Agreement and continuing until the Effective Time, XM agrees as to itself and its Subsidiaries that, except as set forth in Section 4.1(k) of the XM Disclosure Schedule, it will not: (i) other than in the ordinary course of business consistent with past practice, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any XM Benefit Plan, (ii) except as required by any XM Benefit Plan as in effect as of the date hereof and except for normal payments, awards and increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any XM Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of an XM Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award on or after the date hereof to the extent permitted by Section 4.1(c), that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.

(l) No Liquidation.  XM shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Litigation.  XM shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by XM) in settlement or compromise, in each case, does not exceed an amount set forth in Section 4.1(m) of the XM Disclosure Schedule.

(n) No Restrictions on Business.  XM shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of XM or any of its Subsidiaries or affiliates from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by XM or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

(o) Other Agreements.  XM shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2  Covenants of Sirius.  During the period from the date of this Agreement and continuing until the Effective Time, Sirius agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that XM shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a) Ordinary Course.  Sirius and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Sirius shall not, nor shall it permit any of its Subsidiaries to, (i) except as disclosed in the Sirius SEC Documents prior to the date of this Agreement, enter into (including via any acquisition) any new line of business which represents a material change in the operations of Sirius and its Subsidiaries and which is material to Sirius and its Subsidiaries, taken as a whole, (ii) make any material change to its or its Subsidiaries’ businesses, except as required by applicable legal requirements, (iii) enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements other than in the ordinary course of business or consistent with past practice or (iv) make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed the aggregate amount for capital expenditures specified in Sirius’s long-term plan for 2007 and 2008 (a true and complete copy of which has been provided to XM prior to the date of this Agreement).

(b) Dividends; Changes in Stock.  Except as set forth in Section 4.2(b) of the Sirius Disclosure Schedule, Sirius shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Sirius, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities.  Except as set forth in Section 4.2(c) of the Sirius Disclosure Schedule, and except for issuances of Sirius Common Stock, restricted stock or rights or options to acquire Sirius Common Stock in the ordinary course of business consistent with past practice up to an aggregate amount set forth in Section 4.2(c) of the Sirius Disclosure Schedule. Sirius shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Sirius Common Stock required to be issued upon the exercise or settlement of Sirius Stock Awards outstanding on the date hereof in accordance with the terms of the applicable Sirius Stock Award, and (ii) issuances by a wholly owned Subsidiary of its capital stock to its Sirius or to another wholly-owned Subsidiary of Sirius.

(d) Governing Documents.  Except for the Sirius Charter Amendment and except as contemplated in Section 5.10, Sirius shall not amend or propose to amend its Certificate of Incorporation or By-laws or, except as permitted pursuant to Section 4.2(e) or 4.2(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Sirius.

(e) No Acquisitions.  Other than Acquisitions that (A) would not reasonably be expected to delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (B) for which the fair market value of the total consideration paid by Sirius and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in Section 4.2(e) of the Sirius Disclosure Schedule, Sirius shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f) No Dispositions.  Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions disclosed in Section 4.2(f) of the Sirius Disclosure Schedule, and (iii) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in Section 4.2(f) of the Sirius Disclosure Schedule, Sirius shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its Subsidiaries and indebtedness of others held by Sirius and its Subsidiaries) which are material, individually or in the aggregate, to Sirius.

(g) Indebtedness.  Sirius shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of Sirius or any of its Subsidiaries or guarantee any long term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of Sirius to Sirius or to another Subsidiary of Sirius, or (iii) indebtedness that does not exceed in the aggregate the amount set forth in Section 4.2(g) of the Sirius Disclosure Schedule.

(h) Other Actions.  Sirius shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Sirius following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 5.3(b)(i).

(i) Accounting Methods; Tax Matters.  Except as disclosed in any Sirius SEC Document filed prior to the date of this Agreement, Sirius shall not change its methods of accounting in effect at December 31, 2005, except as required by generally accepted accounting principles as concurred in by Sirius’s independent auditors. Sirius shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on Sirius after the Effective Time.

(j) Tax Free Qualification.  Sirius shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Compensation and Benefit Plans.  During the period from the date of this Agreement and continuing until the Effective Time, Sirius agrees as to itself and its Subsidiaries that, except as set forth in Section 4.2(k) of the Sirius Disclosure Schedule, it will not: (i) other than in the ordinary course of business consistent with past practice, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Sirius Benefit Plan, (ii) except as required by any Sirius Benefit Plan as in effect as of the date hereof and except for normal payments, awards and increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Sirius Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of a Sirius Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award on or after the date hereof to the extent permitted by Section 4.2(c), that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.

(l) No Liquidation.  Sirius shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Litigation.  Sirius shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by Sirius) in settlement or compromise, in each case, does not exceed an amount set forth in Section 4.2(m) of the Sirius Disclosure Schedule.

(n) No Restrictions on Business.  Sirius shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of Sirius or any of its Subsidiaries or affiliates from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by Sirius or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

(o) Other Agreements.  Sirius shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

4.3  Advice of Changes; Government Filings.  Each party shall confer on a regular and frequent basis with the other, and promptly advise the other orally and in writing of any change or event of which such party has knowledge having, or which would reasonably be expected to have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each party shall promptly advise the other orally and in writing of any material deficiencies in the internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) of such party identified by such party or its auditors. Each of XM and Sirius shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby. Neither party nor any of its

Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

4.4  Control of Other Party’s Business.  Nothing contained in this Agreement shall give Sirius, directly or indirectly, the right to control or direct the operations of XM or shall give XM, directly or indirectly, the right to control or direct the operations of Sirius prior to the Effective Time. Prior to the Effective Time, each of XM and Sirius shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V

Additional Agreements

5.1  Preparation of Proxy Statement; Stockholders Meetings.  (a) (i) Within 90 days from the date hereof, Sirius, Merger Co. and XM shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the XM stockholders at the XM Stockholders Meeting (as defined in Section 5.1(b)) and to the Sirius stockholders at the Sirius Stockholders Meeting (as defined in Section 5.1(c)) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Sirius shall prepare, together with XM, and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Sirius Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”).

(ii) Each of Sirius and XM shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and to mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as practicable after the Form S-4 is declared effective. Sirius and XM shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC.

(iii) None of the information supplied or to be supplied by XM or Sirius for inclusion or incorporation by reference in the (A) Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the (B) Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

(iv) XM and Sirius shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. Sirius shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(v) Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Sirius Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of XM and Sirius.

(vi) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of XM and Sirius, which approval shall not be unreasonably withheld or delayed; provided that XM, in connection with a Change in XM Recommendation, and Sirius, in connection with a Change in Sirius Recommendation, may amend or supplement the proxy statement for XM, the proxy statement for Sirius or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect or reflect such change, and in such event, the right of approval set forth in this Section 5.1(a)(vi) shall not apply to such Qualifying Amendment; provided that the right of approval shall continue to apply with respect to such information relating to the other party or its business, financial condition or results of operations, subject to the right of each party to have its Board of Directors’ deliberations and conclusions be accurately described. A “Qualifying Amendment” means an amendment or supplement to the proxy statement for XM, the proxy statement for Sirius or the Form S-4 (including by incorporation by reference) which effects or reflects a Change in XM Recommendation or a Change in Sirius Recommendation (as the case may be); provided that any such amendment or supplement is limited to (A) a Change in XM Recommendation or a Change in Sirius Recommendation (as the case may be), (B) a discussion of the reasons of the Board of Directors of XM or Sirius (as the case may be) for making such Change in XM Recommendation or Change in Sirius Recommendation (as the case may be) and (C) background information regarding the XM Board of Directors’ or Sirius Board of Directors’ (as the case may be) deliberations and conclusions relating to the Change in XM Recommendation or Change in Sirius Recommendation (as the case may be) or other factual information reasonably related thereto.

(b) XM shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the “XM Stockholders Meeting”) for the purpose of obtaining the Required XM Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in XM Recommendation (as defined below) pursuant to Section 5.4(b), shall use all reasonable best efforts to solicit the adoption of this Agreement by its stockholders in accordance with applicable legal requirements. The Board of Directors of XM shall include the XM Recommendation in the Joint Proxy Statement/Prospectus and shall not (x) withdraw or modify in any manner adverse to Sirius, the XM Recommendation or (y) publicly propose to, or publicly announce that the Board of Directors of XM has resolved to, take any such action (any of the foregoing, a “Change in XM Recommendation”), except as and to the extent expressly permitted by Section 5.4(b). Notwithstanding any Change in XM Recommendation, unless earlier terminated in accordance with Section 7.1, this Agreement shall be submitted to the stockholders of XM at the XM Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve XM of such obligation.

(c) Sirius shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the “Sirius Stockholders Meeting” and, together with the XM Stockholders Meeting, the “Required Stockholders Meetings”) for the purpose of obtaining the Required Sirius Votes with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in Sirius Recommendation (as defined below) pursuant to Section 5.4(b), shall use all reasonable best efforts to solicit the approval of its stockholders of the Sirius Share Issuance and the Sirius Charter Amendment in accordance with applicable legal requirements. The Board of Directors of Sirius shall include the Sirius Recommendation in the Joint Proxy Statement/Prospectus and

shall not (x) withdraw or modify in any manner adverse to XM, the Sirius Recommendation or (y) publicly propose to, or publicly announce that the Board of Directors of Sirius has resolved to, take any such action (a “Change in Sirius Recommendation”), except as and to the extent expressly permitted by Section 5.4(b). Notwithstanding any Change in Sirius Recommendation, unless earlier terminated in accordance with Section 7.1, this Agreement shall be submitted to the stockholders of Sirius at the Sirius Stockholders Meeting for the purpose of approving the matters comprising the Required Sirius Votes and nothing contained herein shall be deemed to relieve Sirius of such obligation.

(d) XM and Sirius shall each use its reasonable best efforts to cause the XM Stockholders Meeting and the Sirius Stockholders Meeting to be held on the same date.

5.2  Access to Information; Confidentiality.  (a) Upon reasonable notice, XM and Sirius shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and, during such period, each of XM and Sirius shall (and shall cause each of their respective Subsidiaries to) make available to the other such information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with Applicable Antitrust Laws, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel.

(b) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated February 12, 2007, between Sirius and XM (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c) No such investigation by either Sirius or XM shall affect the representations and warranties of the other.

5.3  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals (as defined herein) and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (A) to make, as promptly as practicable, to the extent it has not already done so, (1) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within 15 business days of the date hereof), (2) appropriate filings with the applicable Governmental Entities under any Applicable Antitrust Laws within the time periods specified thereunder to effect a Closing as soon as practicable and (3) appropriate filings and applications to the FCC for its consent to the transaction contemplated hereby (which filing shall be made in any event within 20 business days of the date hereof), and (B) in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Applicable Antitrust Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all such consents, waivers, orders, approvals, permits, rulings, authorizations and clearances under such other Applicable Antitrust Laws or from such authorities as soon as practicable.

(b) Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 5.3 shall require, or be deemed to require, (i) Sirius or XM (or any of their respective Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries’) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Sirius after the Effective Time, or (ii) Sirius or XM (or any of their respective Subsidiaries) to take any such action that is not conditioned on the consummation of the Merger. Neither party shall take or agree to take any action identified in clause (i) or (ii) of the preceding sentence without the prior written consent of the other party.

(c) Each of Sirius and XM shall, in connection with the efforts referenced in Section 5.3(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission, FCC or any other Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) to the extent practicable, consult with each other in advance of any meeting or conference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other person, and to the extent permitted by any such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if (i) any objections are asserted with respect to the transactions contemplated hereby under any law, rule, regulation, order or decree, (ii) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Merger or the other transactions contemplated hereby as violative of any law, rule, regulation, order or decree or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Merger or the other transactions contemplated hereby, or (iii) any law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Merger or the other transactions contemplated hereby, then each of XM and Sirius shall use its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including, subject to Section 5.3(b), selling, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or asset in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, which would resolve such objections, actions or proceedings.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, but subject to first complying with the obligations of Section 5.3(d), if any of the events specified in Section 5.3(d)(ii) or (iii) occurs, then each of Sirius and XM shall cooperate in all respects with each other and use its reasonable best efforts, subject to Section 5.3(b), to contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation, or otherwise materially reduces the contemplated benefits, of the Merger or the other transactions contemplated by this Agreement and to have such law, rule, regulation, order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Sirius and XM shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.

(f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has otherwise complied with its obligations under this Section 5.3 prior to such termination.

(g) Sirius shall agree to execute and deliver, at or prior to the Effective Time, supplemental indentures, loan amendments and other instruments required for the due assumption, as determined by the parties hereto, of XM’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto, and XM shall assist Sirius in accomplishing the same.

(h) Each of XM and Sirius and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to this Agreement, the Merger, or any other transactions contemplated hereby, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

5.4  Acquisition Proposals.  (a) Each of Sirius and XM agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (other than any such transaction permitted by Section 4.1(e) or (f) in the case of XM, and Section 4.2(e) or (f) in the case of Sirius) or any purchase or sale of 15% or more of the consolidated assets (including, without limitation, stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 15% or more of its total voting power (or of the surviving parent entity in such transaction) of any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary, either party to this Agreement or its respective Board of Directors shall be permitted to (A) to the extent applicable and being otherwise in compliance with this Section 5.4(b), comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, or make any disclosure that the Board of Directors may determine (after consultation with its outside legal counsel) is required to be made under applicable law, (B) effect a Change in XM Recommendation or a Change in Sirius Recommendation (as applicable, a “Change in Recommendation”), and (C) engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date of this Agreement, if and only to the extent that,

(i) in any such case referred to in clause (B) or (C) above, (I) such party’s Required Stockholders Meeting shall not have occurred, (II) such party has complied in all material respects with this Section 5.4, and (III) its Board of Directors, after consultation with its outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law,

(ii) in the case of clause (B) above, (I) there has been a development, event or occurrence after the date of this Agreement (an “Occurrence”) as a result of which the Board of Directors, after consultation with its outside legal counsel and financial advisors, determines in good faith that failure to effect a Change in Recommendation would be inconsistent with its fiduciary duties under applicable law, (II) it has notified the other party to this Agreement, at least seven business days in advance of a date (in the case of a notification by XM, the “Sirius Election Date”, and in the case of a notification by Sirius, the “XM Election Date”) of its intention to effect a Change in Recommendation (a “Notice of Recommendation Change”), and furnished to the other party to this Agreement any material information possessed by it with respect to such Occurrence

(including, if the Occurrence is the receipt of an Acquisition Proposal from a third party, the material terms and conditions of such Acquisition Proposal, the identity of the party making such Acquisition Proposal and a copy of any relevant proposed transaction agreements with the party making such Acquisition Proposal and any other material documents received by it or its representatives in connection therewith), and (III) prior to effecting such a Change in Recommendation, it has (together with its financial and legal advisors) engaged in reasonable, good faith negotiations with the other party to this Agreement, and has considered in good faith, after consulting with its financial and legal advisors, any modifications to the terms and conditions of this Agreement proposed by the other party hereto to determine whether such modifications cause the Board of Directors to conclude that such Occurrence no longer requires a Change in Recommendation;

(iii) in the case of clause (C) above, its Board of Directors, after consultation with outside legal counsel and financial advisors, concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, its Board of Directors receives from such person an executed confidentiality agreement having provisions that are no less favorable to the party providing such information than those contained in the Confidentiality Agreement; provided that the provisions in such confidentiality agreement with respect to treatment of certain sensitive confidential information to ensure compliance with Applicable Antitrust Laws may differ due to the nature of the person or entity making such Acquisition Proposal.

(c) Each of Sirius and XM shall notify the other party to this Agreement of any Acquisition Proposal received by, any information related to an Acquisition Proposal requested from, or any discussions with or negotiations by, it or any of its representatives, indicating, in connection with such notice, the identity of such person and the material terms and conditions of any such Acquisition Proposal or request for information (including a copy thereof if in writing and any related available documentation or correspondence), and in any event each of Sirius and XM shall provide written notice to the other party of any Acquisition Proposal, request for information or initiation of such discussions or negotiations within 48 hours of such event. Each of Sirius and XM agrees that it will promptly keep the other party informed of the status and terms of any such Acquisition Proposal (including whether withdrawn or rejected), the status and nature of all information requested and delivered, and the status and terms of any such discussions or negotiations, and in any event each of Sirius and XM shall provide the other party with written notice of any material development thereto within 48 hours thereof. Each of Sirius and XM also agrees to provide the other party hereto with copies of any written information that it provides to the third party making the request therefor within 24 hours of the time it provides such information to such third party, unless the other party hereto (i) has already been provided with such information or (ii) is restricted from receiving such information to ensure compliance with Applicable Antitrust Laws; provided that in such case, such party shall inform the other party of the type of information to be provided to the third party making the request.

(d) Each of Sirius and XM agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of Sirius and XM agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, executive officers and financial and legal advisors of the obligations undertaken in this Section 5.4. Each party shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each person, if any, that has heretofore executed a confidentiality agreement within the six months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its Subsidiaries.

(e) Nothing in this Section 5.4 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Neither party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement. XM shall not amend, modify or waive any provision of the Rights Agreement, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction, other than the Merger, prior to any termination of this Agreement.

(f) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of Sirius or XM, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the stockholders of Sirius or XM, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Sirius or XM, as the case may be, in response to such Acquisition Proposal) and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Sirius or XM, as the case may be.

5.5  Affiliates.  XM shall use all reasonable efforts to cause each person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Sirius, as soon as reasonably practicable and in any event prior to the XM Stockholders Meeting, a written agreement, in form and substance reasonably satisfactory to Sirius, relating to required transfer restrictions on the Sirius Common Stock received by them in the Merger pursuant to Rule 145 under the Securities Act.

5.6  Stock Exchange Listing.  Sirius shall use all reasonable efforts to cause (i) the shares of Sirius Common Stock to be issued in the Merger and (ii) the shares of Sirius Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Converted Equity Award, to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

5.7  Employee Benefit Plans.  Sirius and XM agree that, except as otherwise provided herein (including as set forth in Section 5.7 of the XM Disclosure Schedule or Section 5.7 of the Sirius Disclosure Schedule, as applicable) and unless otherwise mutually agreed in writing, the Sirius Benefit Plans and XM Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time, and the parties shall negotiate in good faith to formulate Benefit Plans for Sirius and its Subsidiaries that, following the formulation of such Benefit Plans, shall provide benefits for services on a similar basis to employees who were covered by the Sirius Benefit Plans and XM Benefit Plans immediately prior to the Effective Time.

5.8  Section 16 Matters.  Assuming that XM delivers to Sirius the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Sirius, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders (as defined below) of Sirius Common Stock in exchange for shares of XM Common Stock, the receipt of Converted Options in exchange for XM Options, and the receipt of Converted Stock Awards in exchange for XM Stock Awards, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by XM to Sirius prior to the Effective Time, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. “Insiders” shall mean those officers and directors of XM who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

5.9  Fees and Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2 and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the parties hereto in connection with the Merger, and (b) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Sirius and XM.

5.10  Governance.

(a) On or prior to the Effective Time, Sirius’s Board of Directors shall take such actions as are necessary to amend its By-Laws to cause the number of directors that will comprise the Board of Directors of Sirius at the Effective Time to be 12 persons. Immediately following the Effective Time, the Board of Directors of Sirius shall consist of: (i) four members selected by Sirius, each of whom shall qualify as an independent director pursuant to the NASDAQ Marketplace Rules in effect from time to time (an “Independent Director”) at all times that Sirius Common Stock is listed on NASDAQ; (ii) four members selected by XM, each of whom shall qualify as an Independent Director at all times that Sirius Common Stock is listed on NASDAQ; (iii) two members selected by XM, one of whom shall be a designee of General Motors and the other of whom shall be a designee of American Honda (the “Designated Directors”); (iv) the Chief Executive Officer of Sirius and (v) the Chairman of the Board of Directors. For all purposes hereunder, the Designated Directors shall not be deemed to qualify as Independent Directors. Prior to the Effective Time, Sirius’s Board of Directors shall approve by a vote of at least two-thirds of the directors in office at such time the composition of Sirius’s Board of Directors as set forth in this Section 5.10(a), effective immediately following the Effective Time.

(b) On or prior to the Effective Time, the Sirius Board of Directors shall take such actions as are necessary to appoint Mel Karmazin as Chief Executive Officer of Sirius, effective as of the Effective Time. On or prior to the Effective Time, the Sirius Board of Directors shall take such actions as are necessary to appoint Gary M. Parsons as Chairman of the Board of Directors of Sirius, effective as of the Effective Time. In the event that either Mr. Karmazin or Mr. Parsons is or will be unable to serve in his designated position beginning as of the Effective Time, either as notified in writing to the parties by such individual prior to the Effective Time or as a result of such individual’s death or disability, then the individual to replace Mr. Karmazin or Mr. Parsons, as the case may be (in either case, the “Successor”), shall be determined by joint agreement of the parties, each of whom shall cooperate in good faith with the other party and use its reasonable best efforts to identify, as promptly as practicable and in any event prior to the Effective Time, the appropriate Successor. In the event that the parties have been unable to identify and reach agreement with each other regarding a Successor within 30 days after the occurrence of the event giving rise to the need to select such Successor (“Deadlock”), the parties shall follow the procedures set forth on Section 5.10(b) of each of the XM Disclosure Schedule and the Sirius Disclosure Schedule.

(c) On or prior to the Effective Time, the Sirius Board of Directors shall take such actions as are necessary to establish three standing committees: a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. Members of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee shall qualify as Independent Directors. The Chairman of the Nominating and Corporate Governance Committee shall be selected by directors designated by Sirius. The Chairman of the Audit Committee and the Chairman of the Compensation Committee shall be selected by directors designated by Sirius and XM, with each designating one such chairman. The composition of the members of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee, including the respective chairman of each such committee, shall be designated in equal shares by directors designated by Sirius and directors designated by XM.

(d) On or prior to the Effective Time, the Sirius Board of Directors shall take such actions as are necessary to amend its By-Laws to provide that, for a period of two years following the Effective Time, (i) any termination or replacement of either the Chief Executive Officer or Chairman of the Board of Directors as of the Effective Time (or such individual’s successor) and (ii) any sale, transfer or other disposition of assets, rights or properties which are material, individually or in the aggregate, to Sirius (or the execution of any agreement to take any such action), shall require the prior approval of a majority of the Independent Directors.

5.11  Indemnification; Directors’ and Officers’ Insurance.  (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of XM or any of its Subsidiaries (the “XM Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of XM or any Subsidiary of XM, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by XM pursuant to XM’s Certificate of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of XM and its Subsidiaries.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by XM (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by XM for such insurance (“XM’s Current Premium”), and if such premiums for such insurance would at any time exceed 300% of XM’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of XM’s Current Premium.

(c) The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, which an indemnified person may incur in enforcing the indemnity and other obligations provided for in this Section 5.11.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

(e) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.12  Public Announcements.  Sirius, Merger Co. and XM shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.3, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.

5.13  Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

ARTICLE VI

Conditions Precedent

6.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each of the parties to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

(a) Stockholder Approval.  XM shall have obtained the Required XM Vote, and Sirius shall have obtained the Required Sirius Votes.

(b) NASDAQ Listing.  The shares of (i) Sirius Common Stock to be issued in the Merger and (ii) Sirius Common Stock to be reserved for issuance upon exercise, vesting or payment under any Converted Equity Awards shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c) Requisite Regulatory Approvals.  The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any Governmental Entity set forth in Section 6.1(c) of each of the XM Disclosure Schedule and the Sirius Disclosure Schedule shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(d) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal.

(f) Burdensome Condition.  There shall not be (i) any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the Merger or the transactions contemplated by this Agreement, which, in either case, imposes any term, condition, obligation or restriction upon Sirius, the Surviving Corporation or their respective Subsidiaries which, individually or the aggregate, would reasonably be expected to have a material adverse effect on the present or prospective consolidated financial condition, business or operating results of Sirius after the Effective Time.

6.2  Conditions to Obligations of Sirius.  The obligation of Sirius and Merger Co. to effect the Merger is subject to the satisfaction prior to the Closing of the following conditions unless waived by Sirius:

(a) Representations and Warranties.

(i) The representation and warranties of XM set forth in Section 3.1(b) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date).

(ii) Each of the other representations and warranties of XM set forth in this Agreement (read without any materiality or material adverse effect qualifications, other than the representation set forth in Section 3.1(k)(ii) which shall be read with the material adverse effect qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on XM, and Sirius shall have received a certificate signed on behalf of XM by an authorized executive officer of XM to such effect.

(b) Performance of Obligations of XM.  XM shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and Sirius shall have received a certificate signed on behalf of XM by an authorized executive officer of XM to such effect.

(c) Tax Opinion.  Sirius shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to Sirius, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Sirius shall be entitled to rely upon customary representations and assumptions provided by Sirius, Merger Co. and XM that counsel to Sirius reasonably deems relevant.

6.3 Conditions to Obligations of XM.  The obligation of XM to effect the Merger is subject to the satisfaction prior to the Closing of the following conditions unless waived by XM:

(a) Representations and Warranties.

(i) The representation and warranties of Sirius set forth in Section 3.2(b) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date).

(ii) Each of the other representations and warranties of Sirius set forth in this Agreement (read without any materiality or material adverse effect qualifications, other than the representation set forth in Section 3.2(k)(ii) which shall be read with the material adverse effect qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sirius, and XM shall have received a certificate signed on behalf of XM by an authorized executive officer of Sirius to such effect.

(b) Performance of Obligations of Sirius.  Sirius shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and XM shall have received a certificate signed on behalf of Sirius by an authorized executive officer of Sirius to such effect.

(c) Tax Opinion.  XM shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to XM, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to XM shall be entitled to rely upon customary representations and assumptions provided by Sirius, Merger Co. and XM that counsel to XM reasonably deems relevant.

ARTICLE VII

Termination and Amendment

7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after any Required Stockholder Vote has been obtained:

(a) by mutual consent of Sirius, Merger Co. and XM in a written instrument;

(b) by either Sirius or XM, upon written notice to the other party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Sirius or XM, upon written notice to the other party, if the Merger shall not have been consummated on or before March 1, 2008; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Sirius, upon written notice to XM, if:

(i)(A) an Occurrence with respect to XM has occurred, (B) XM has delivered a Notice of Recommendation Change to Sirius pursuant to Section 5.4(b)(ii)(II), (C) XM shall have not withdrawn such Notice of Recommendation Change, and (D) Sirius has elected (by written notice to XM made by the close of business on the Sirius Election Date) to terminate this Agreement pursuant to this Section 7.1(d);

(ii) Sirius is entitled but fails to terminate this Agreement pursuant to Section 7.1(d)(i) by the close of business on the Sirius Election Date and thereafter (A) XM shall have materially breached its obligations under this Agreement by reason of a failure to call the XM Stockholders Meeting in accordance with Section 5.1(b) or (B) XM shall have failed to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a); or

(iii)(A) XM shall have effected a Change in XM Recommendation other than in accordance with the terms of this Agreement or (B) XM shall have materially breached its obligations under Section 5.4(a)(iii);

(e) by XM, upon written notice to Sirius, if:

(i) (A) an Occurrence with respect to Sirius has occurred, (B) Sirius has delivered a Notice of Recommendation Change to XM pursuant to Section 5.4(b)(ii)(II), (C) Sirius shall have not withdrawn such Notice of Recommendation Change, and (D) XM has elected (by written notice to Sirius made by the close of business on the XM Election Date) to terminate this Agreement pursuant to this Section 7.1(e);

(ii) XM is entitled but fails to terminate this Agreement pursuant to Section 7.1(e)(i) by the close of business on the Sirius Election Date and thereafter (A) Sirius shall have materially breached its obligations under this Agreement by reason of a failure to call the Sirius Stockholders Meeting in accordance with Section 5.1(c) or (B) Sirius shall have failed to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a); or

(iii) (A) Sirius shall have effected a Change in Sirius Recommendation other than in accordance with the terms of this Agreement or (B) Sirius shall have materially breached its obligations under Section 5.4(a)(iii);

(f) by either Sirius or XM, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach has not been cured within 45 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; or

(g) by either Sirius or XM, if the Required Sirius Votes or Required XM Vote shall not have been obtained upon a vote taken thereon at the duly convened Sirius Stockholders Meeting or XM Stockholders Meeting, as the case may be, or any adjournment or postponement thereof at which the applicable vote was taken.

7.2  Effect of Termination.  (a) In the event of termination of this Agreement by either XM or Sirius as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Sirius or XM or their respective officers or directors, except with respect to Section 5.2(b) (Access to Information; Confidentiality), Section 5.9 (Fees and Expenses), this Section 7.2 (Effect of Termination), and

Article VIII (General Provisions), which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

(b) Sirius shall pay XM, by wire transfer of immediately available funds to such accounts as XM may designate, the sum of $175 million (the “Sirius Termination Fee”) if this Agreement is terminated as follows:

(i) if XM shall terminate this Agreement pursuant to Section 7.1(e), then Sirius shall pay the Sirius Termination Fee within three business days following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Sirius Votes shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Sirius Stockholders Meeting an Acquisition Proposal shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of Sirius (a “Public Proposal”) with respect to Sirius, then Sirius shall pay one-third of the Sirius Termination Fee within three business days following such termination; and if (C) within 12 months of the date of such termination of this Agreement, Sirius or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Sirius shall pay the remaining two-thirds of the Sirius Termination Fee upon the date of such execution or consummation; or

(iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(c) or XM shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to Sirius, and (C) following the occurrence of such Public Proposal, Sirius shall have breached intentionally or recklessly (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then Sirius shall pay one-third of the Sirius Termination Fee within three business days following such termination; and if (D) within 12 months of the date of such termination of this Agreement, Sirius or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Sirius shall pay the remaining two-thirds of the Sirius Termination Fee upon the date of such execution or consummation.

For purposes of clauses (ii) and (iii) of this Section 7.2(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a) except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority”. If Sirius fails to pay all amounts due to XM on the dates specified, then Sirius shall pay all costs and expenses (including legal fees and expenses) incurred by XM in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by XM.

(c) XM shall pay Sirius, by wire transfer of immediately available funds, the sum of $175 million (the “XM Termination Fee”) if this Agreement is terminated as follows:

(i) if Sirius shall terminate this Agreement pursuant to Section 7.1(d), then XM shall pay the XM Termination Fee within three business days following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required XM Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the XM Stockholders Meeting there shall have been a Public Proposal with respect to XM, then XM shall pay one-third of the XM Termination Fee within three business days following such termination; and if (C) within 12 months of the date of such termination of this Agreement, XM or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then XM shall pay the remaining two-thirds of the XM Termination Fee on the date of such execution or consummation; or

(iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(c) or Sirius shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to XM, and (C) following the occurrence of such Public Proposal, XM shall have breached intentionally or recklessly (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then XM shall pay one-third of the XM Termination Fee within three business days following such termination; and, if (D) within 12 months of the date of such termination of this Agreement, XM or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then XM shall pay the remaining two-thirds of the XM Termination Fee upon the date of such execution or consummation.

For purposes of clauses (ii) and (iii) of this Section 7.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a) except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority”. If XM fails to pay all amounts due to Sirius on the dates specified, then XM shall pay all costs and expenses (including legal fees and expenses) incurred by Sirius in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Sirius.

7.3  Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of XM or of Sirius, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4  Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

7.5  Alternative Structure.  The parties hereby agree to cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement as long as there is no change in the economic terms thereof and such alternative structure does not impose any material delay on, or condition to, the consummation of the Merger, or adversely affect any of the parties hereto or either XM’s or Sirius’s stockholders or result in additional liability to XM’s or Sirius’s directors or officers.

ARTICLE VIII

General Provisions

8.1  Non-survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Sirius or Merger Co., to

Sirius Satellite Radio Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention: Patrick Donnelly
Facsimile No.: (212) 584-5353

with a copy to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Gary L. Sellers, Esq.
Kathryn King Sudol, Esq.
Facsimile No.: (212) 455-2502

and

(b) if to XM, to

XM Satellite Radio Holdings Inc.
150 Eckington Place, N.E.
Washington, DC 20002
Attention:	Joseph M. Titlebaum
Facsimile No.: (202) 380-4534

with a copy to

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Morris J. Kramer, Esq.
Thomas H. Kennedy, Esq.
Facsimile No.: (212) 735-2000

8.3  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of such party’s executive officers. The term “affiliate” has the meaning given to it in Rule 12b-2 of the Exchange Act, and the term “person” has the meaning given to it in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

8.4  Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

8.5  Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 5.11 (which is intended for the benefit of only the persons specified therein), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.7  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9  Submission to Jurisdiction.  Each party hereto irrevocably submits to the jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Supreme Court of the State of New York, New York County, or (B) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 8.9 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.10  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Sirius Satellite Radio Inc., Vernon Merger Corporation and XM Satellite Radio Holdings Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

SIRIUS SATELLITE RADIO INC.

By:	/s/ Mel Karmazin

	Name:	Mel Karmazin
	Title:	Chief Executive Officer

VERNON MERGER CORPORATION

By:	/s/ Mel Karmazin

	Name:	Mel Karmazin
	Title:	Chief Executive Officer

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Gary M. Parsons

	Name:	Gary M. Parsons
	Title:	Chairman